EXHIBIT 99.1

RANDY POWELL TO LEAVE

BOARD OF DIRECTORS OF DIEDRICH COFFEE

IRVINE, Calif., September 21 — Diedrich Coffee, Inc. (Nasdaq: DDRX), a leading roaster and retailer of gourmet coffee in Southern California, today announced that Randy Powell has resigned from the Company’s board of directors as of today. He cited personal reasons for his decision. Mr. Powell is President of a division of Maple Leaf Foods, Inc. a Canadian company headquartered in Toronto. He has served on the Company’s board of directors since 2001. “Randy has been an effective board member whose strategic vision has been valuable to the company. We’re sorry to lose him,” said Paul Heeschen, Chairman of the board of directors. Following Powell’s departure, the board of directors will consist of Paul Heeschen, Lawrence Goelman, Richard Spencer and Roger Laverty.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. The Company’s 201 domestic retail outlets, the majority of which are franchised, are located in 33 states. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful management of Diedrich Coffee’s growth strategy, risks that arise in the context of operating a business with significant franchise operations, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended June 30, 2004.

CONTACT

Marty Lynch, Chief Financial Officer

(949) 260-1600